UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 10, 2009

DITECH NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-26209	94-2935531
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

825 E. Middlefield Road

Mountain View, Ca. 94043

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 623-1300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On September 10, 2009, Ditech Networks, Inc. and Simulscribe LLC, entered into a Reseller Agreement pursuant to which Simulscribe will provide, and Ditech Networks became the exclusive reseller of, Simulscribe’s voice to text (VTT) services to wholesale customers.  Pursuant to the agreement, Ditech Networks also assumed all of Simulscribes wholesale customers.  Ditech Networks (a) paid $3.5 million and issued a two-year promissory note for an additional $3.5 million for the assumption of the wholesale customer contracts and the exclusivity rights, (b) will pay a fee for the services provided by Simulscribe, and (c) will pay up to an additional $10 million if the revenues generated from the Simulscribe services meet certain performance milestones within the first three years of the agreement (the “Additional Payments”), subject to acceleration in certain events.  The note and the Additional Payments are convertible into Ditech Networks common stock as described in Item 3.02 of this Form 8-K.

Item 3.02.  Unregistered Sales of Equity Securities.

On September 10, 2009, in connection with the transaction referenced in Item 1.01 above:

a.             Ditech Networks issued to Simulscribe LLC a promissory in the amount of $3.5 million, convertible into Ditech Networks common stock at maturity in two years and with a conversion price of $3.50, subject to adjustment for stock splits, stock dividends and the like.  The note was issued in exchange for the assumption of the wholesale customer contracts and the exclusivity rights referenced in Item 1.01 above.

b.             Ditech Networks entered into the Reseller Agreement referenced in Item 1.01 above, which provides that the Additional Payments payable pursuant to the Reseller Agreement (up to $10 million), may be converted to Ditech Networks common stock at a conversion price of $5.00 per share, provided that if a specified revenue target is met then up to $5.0 million of the Additional Consideration payable can be converted at $4.00 per share.

The note and the conversion right with respect to the Additional Payments were issued in reliance on Section 4(2) of the Securities Act of 1933, as amended, as Simulscribe represented that it was an “accredited investor” as that term is defined in the rules promulgated under the Securities Act of 1933, as amended.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DITECH NETWORKS, INC.

Dated: September 16, 2009	By:	/s/ William J. Tamblyn
William J. Tamblyn
Executive Vice President and Chief Financial Officer